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EXHIBIT 5.1

[MORRISON & FOERSTER LLP LETTERHEAD]

May 24, 2004

Digirad Corporation
13950 Stowe Drive
Poway, CA 92064

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-1 of Digirad Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission on March 19, 2004 (Registration No. 333-113760), Amendment No. 1 thereto filed on April 20, 2004, Amendment No. 2 thereto filed on April 29, 2004 and Amendment No. 3 thereto filed on May 24, 2004 (collectively, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 6,325,000 shares of the Company's common stock, $0.0001 par value per share (the "Stock"), which are authorized but unissued stock to be offered and sold by the Company (including up to 825,000 shares subject to the underwriters' over-allotment option). The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Stock.

        We are of the opinion that the up to 6,325,000 shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,
/s/ MORRISON & FOERSTER LLP

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  EXHIBIT 5.1